GRAINGER REPORTS RECORD EPS OF $2.94 FOR THE 2013 FIRST QUARTER
Raises 2013 Sales and EPS Guidance

Quarterly Highlights

•	Sales of $2.3 billion, up 4 percent, 6 percent daily

•	Operating earnings of $343 million, up 13 percent

•	EPS of $2.94, up 14 percent

•	Operating cash flow of $176 million, up 66 percent

CHICAGO, April 16, 2013 - Grainger (NYSE: GWW) today reported results for the 2013 first quarter ended March 31, 2013. Sales of $2.3 billion increased 4 percent versus $2.2 billion in the first quarter of 2012. There were 63 selling days in the quarter, one less than in 2012. On a daily basis, sales for the first quarter 2013 increased 6 percent. Net earnings for the quarter increased 13 percent to $212 million versus $188 million in 2012. Earnings per share of $2.94 increased 14 percent versus $2.57 in 2012.

“We are encouraged by the solid start to the year, despite facing difficult comparisons with 2012,” said Chairman, President and Chief Executive Officer Jim Ryan. “Our continued strong performance puts us in a position to further accelerate our growth spending to extend our lead in the MRO industry. Over the balance of the year, we will invest in eCommerce, our sales force, our distribution center network and our enterprise systems that will provide value to our customers and help us gain additional market share longer term,” Ryan added. The company had previously forecasted $135 million in incremental growth-related expenses in 2013, and is now targeting $160 million for the full year 2013.

Ryan concluded, “We are raising the low end of our 2013 sales and earnings guidance to reflect our strong performance in the quarter, while increasing growth investments for the year with the majority of returns occurring after 2013.” The company now expects 2013 sales growth of 5 to 9 percent and earnings per share of $11.30 to $12.00. The company's previous 2013 guidance issued on January 24, 2013, was sales growth of 3 to 9 percent and earnings per share of $10.85 to $12.00.

Company
Sales increased 4 percent in the 2013 first quarter reflecting 1 less selling day versus the 2012 first quarter. Sales increased 6 percent on a daily basis and consisted of 3 percentage points from volume, 2 percentage points from price, 1 percentage point from acquisitions and 1 percentage point from higher sales of seasonal products, partially offset by a 1 percentage point reduction from foreign exchange. Daily sales increased 8 percent in January, 6 percent in February and 3 percent in March. Sales in March 2013 were affected by the timing of the Easter Holiday, which reduced daily sales growth by 2 percentage points and also reduced sales growth for the company's reportable business segments. In addition, uncertainty in the United States surrounding sequestration contributed to a decline in sales to the government end market, which represented 15 percent of sales for the U.S. segment.

The company's gross profit margin increased 0.8 percentage points to 45.2 percent versus 44.4 percent in the 2012 first quarter, primarily driven by the United States segment. Company operating expenses in the quarter increased 3 percent including an incremental $22 million in spending to fund the company's growth programs.

Company operating earnings of $343 million for the 2013 first quarter increased 13 percent versus the prior year. The increase in operating earnings was driven by higher sales, improved gross profit margins and operating expenses, which grew at a slower rate than sales.

Grainger has two reportable business segments, the United States and Canada, which represented approximately 89 percent of company sales for the quarter. The remaining operating units located primarily in Asia, Europe, and Latin America are included in Other Businesses and are not reportable segments.

United States
Sales for the United States segment increased 4 percent, 6 percent on a daily basis in the 2013 first quarter versus the prior year. The 6 percent daily sales growth was driven by 3 percentage points from price, 2 percentage points from volume and 1 percentage point from acquisitions. Daily sales increased 7 percent in January, 7 percent in February and 4 percent in March. The sales increase for the quarter in the United States was led by solid growth in the light and heavy manufacturing, natural resources, commercial and contractor end markets.

Operating earnings for the United States segment increased 11 percent in the quarter driven by the 4 percent sales growth, higher gross profit margins and positive expense leverage. Gross profit margins for the quarter increased 0.8 percentage points driven by price inflation exceeding product cost inflation and strong growth of private label products, partially offset by negative selling mix.

Canada
Sales in the 2013 first quarter at Acklands-Grainger increased 4 percent, 5 percent on a daily basis. The 5 percent daily sales growth consisted of 8 percentage points from volume, partially offset by a 2 percentage point decline from the timing of the Easter Holiday and 1 percentage point decline from foreign exchange.  In local currency, sales increased 5 percent, 6 percent on a daily basis. Daily sales in local currency increased 8 percent in January, 8 percent in February and 3 percent in March.  The sales increase for the quarter in Canada was led by strong growth to customers in the construction, commercial, forestry, oil and gas and light manufacturing end markets.

Operating earnings in Canada increased 11 percent in the 2013 first quarter, in both U.S. dollars and local currency. The improvement in operating performance was primarily driven by higher sales and positive expense leverage. Gross profit margins were essentially flat versus the prior year.

Other Businesses
Sales for the Other Businesses, which includes operations primarily in Asia, Europe and Latin America, increased 4 percent, 5 percent on a daily basis, for the 2013 first quarter versus the prior year. The daily sales growth consisted of 6 percentage points from volume and price and 4 percentage points from acquisitions, partially offset by a 5 percentage point decline from unfavorable foreign exchange. The sales increase was primarily due to strong revenue growth in Japan and incremental sales from the business in Brazil acquired in April 2012.

Operating earnings for the Other Businesses were $8 million in the 2013 first quarter versus $11 million in the 2012 first quarter. The decline in earnings performance for the quarter versus the prior year was driven by operating losses in Brazil, coupled with lower earnings in some of the smaller businesses in Asia and Latin America. The earnings decline was partially offset by strong earnings growth in Japan and operating earnings growth in Europe related to lower expenses from restructuring actions taken in the 2012 fourth quarter.

Other
Interest expense, net of interest income, was $2.3 million in the 2013 first quarter versus $2.5 million in the 2012 first quarter. The effective tax rate in the quarter was 37.3 percent versus 37.4 percent in the 2012 quarter.  The company is currently projecting an effective tax rate of 37.3 to 37.7 percent for the year 2013.

Cash Flow
Operating cash flow was $176 million in the 2013 first quarter versus $106 million in the 2012 first quarter. Cash flow in the 2013 quarter benefitted from higher earnings, lower inventory purchases and a lower management incentive payout versus the prior year. The company used cash from operations to fund capital expenditures of $43 million in the quarter versus $41 million in the first quarter of 2012. In the 2013 first quarter, Grainger returned $127 million to shareholders through $57 million in dividends and $70 million to buy back 315,000 shares of stock. As of March 31, 2013, the company had 5.0 million shares remaining on its share repurchase authorization.

W.W. Grainger, Inc., with 2012 sales of $9 billion, is North America's leading broad line supplier of maintenance, repair and operating products, with expanding global operations.

Visit www.grainger.com/investor to view information about the company, including a history of daily sales by segment and a podcast regarding 2013 first quarter results. The Grainger Industrial Supply website also includes more information on Grainger's proven growth drivers, including product line expansion, sales force expansion, eCommerce, inventory services and international expansion.

Forward-Looking Statements
This document contains forward-looking statements under the federal securities law. Forward-looking statements relate to the company's expected future financial results and business plans, strategies and objectives and are not historical facts. They are generally identified by qualifiers such as “will invest”, “will provide value”, “help us gain additional market share”, “forecasted”, “targeting”, “sales and earnings guidance”, “majority of returns start after 2013”, “expects” or similar expressions. There are risks and uncertainties, the outcome of which could cause the company's results to differ materially from what is projected. The forward-looking statements should be read in conjunction with the company's most recent annual report, as well as the company's Form 10-K, Form 10-Q and other reports filed with the Securities & Exchange Commission, containing a discussion of the company's business and various factors that may affect it.

Contacts:

Media:	Investors:
Joseph Micucci	Laura Brown
Director, Media Relations	SVP, Communications & Investor Relations
O: 847-535-0879	O: 847-535-0409
M: 847-830-5328	M: 847-804-1383

Grainger Media Relations Hotline	William Chapman
847-535-5678	Sr. Director, Investor Relations
O: 847-535-0881
M: 847-456-8647

CONSOLIDATED STATEMENTS OF EARNINGS (Unaudited)
(In thousands, except for per share amounts)

	Three Months Ended March 31,
	2013	2012
Net sales	$2,280,435	$2,193,445
Cost of merchandise sold	1,248,699	1,219,113
Gross profit	1,031,736	974,332

Warehousing, marketing and administrative expense	688,431	669,971
Operating earnings	343,305	304,361

Other income and (expense)
Interest income	898	595
Interest expense	(3,166)	(3,057)
Other non-operating income	887	614
Total other expense	(1,381)	(1,848)

Earnings before income taxes	341,924	302,513

Income taxes	127,397	113,055

Net earnings	214,527	189,458

Net earnings attributable to noncontrolling interest	2,689	1,942

Net earnings attributable to W.W. Grainger, Inc.	$211,838	$187,516

Earnings per share -Basic	$2.99	$2.63
-Diluted	$2.94	$2.57
Average number of shares outstanding -Basic	69,562	70,133
-Diluted	70,775	71,656

Diluted Earnings Per Share
Net earnings as reported	$211,838	$187,516
Earnings allocated to participating securities	(3,595)	(3,296)
Net earnings available to common shareholders	$208,243	$184,220
Weighted average shares adjusted for dilutive securities	70,775	71,656
Diluted earnings per share	$2.94	$2.57

SEGMENT RESULTS (Unaudited)
(In thousands of dollars)

	Three Months Ended March 31,
	2013	2012
Sales
United States	$1,774,538	$1,700,709
Canada	283,140	272,883
Other Businesses	247,874	238,956
Intersegment sales	(25,117)	(19,103)
Net sales to external customers	$2,280,435	$2,193,445

Operating earnings
United States	$330,888	$298,964
Canada	32,856	29,700
Other Businesses	8,251	10,715
Unallocated expense	(28,690)	(35,018)
Operating earnings	$343,305	$304,361

Company operating margin	15.1%	13.9%
ROIC* for Company	34.6%	31.8%
ROIC* for United States	51.5%	49.2%
ROIC* for Canada	22.2%	21.8%

*The GAAP financial statements are the source for all amounts used in the Return on Invested Capital (ROIC) calculation.  ROIC is calculated using operating earnings divided by net working assets (a 2-point average for the year-to-date). Net working assets are working assets minus working liabilities defined as follows: working assets equal total assets less cash equivalents (2-point average of $342.0 million), deferred taxes, and investments in unconsolidated entities, plus the LIFO reserve (2-point average of $378.5 million).  Working liabilities are the sum of trade payables, accrued compensation and benefits, accrued contributions to employees' profit sharing plans, and accrued expenses.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
Preliminary
(In thousands of dollars)

Assets	March 31, 2013	December 31, 2012
Cash and cash equivalents	$485,516	$452,063
Accounts receivable – net	1,031,920	940,020
Inventories - net	1,230,614	1,301,935
Prepaid expenses and other assets	122,031	150,655
Deferred income taxes	53,347	55,967
Total current assets	2,923,428	2,900,640
Property, buildings and equipment – net	1,133,406	1,144,573
Deferred income taxes	56,220	51,536
Goodwill	521,579	543,670
Other assets and intangibles – net	379,095	374,179
Total assets	$5,013,728	$5,014,598
Liabilities and Shareholders’ Equity
Short-term debt	$73,602	$79,071
Current maturities of long-term debt	21,757	18,525
Trade accounts payable	431,848	428,782
Accrued compensation and benefits	154,255	165,450
Accrued contributions to employees’ profit sharing plans (1)	46,933	170,434
Accrued expenses	196,557	204,800
Income taxes payable (2)	64,470	12,941
Total current liabilities	989,422	1,080,003
Long-term debt	454,527	467,048
Deferred income taxes and tax uncertainties	118,995	119,280
Employment-related and other non-current liabilities	232,594	230,901
Shareholders' equity (3)	3,218,190	3,117,366
Total liabilities and shareholders’ equity	$5,013,728	$5,014,598

(1)	Accrued contributions to employees' profit sharing plans decreased $124 million primarily due to the annual cash contributions to the profit sharing plan.
(2)	Income taxes payable increased $52 million primarily due to the timing of income tax payments.
(3)	Common stock outstanding as of March 31, 2013 was 69,544,054 shares as compared with 69,478,495 shares at December 31, 2012.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
Preliminary
(In thousands of dollars)

	Three Months Ended March 31,
	2013	2012
Cash flows from operating activities:
Net earnings	$214,527	$189,458
Provision for losses on accounts receivable	1,496	2,631
Deferred income taxes and tax uncertainties	(1,000)	(2,178)
Depreciation and amortization	38,945	36,679
Stock-based compensation	11,547	11,443
Change in operating assets and liabilities – net of business acquisitions
Accounts receivable	(101,803)	(86,639)
Inventories	60,122	36,845
Prepaid expenses and other assets	28,090	52,994
Trade accounts payable	8,672	(28,549)
Other current liabilities	(137,186)	(185,591)
Current income taxes payable	52,085	58,325
Employment-related and other non-current liabilities	5,620	22,246
Other – net	(4,698)	(1,426)
Net cash provided by operating activities	176,417	106,238
Cash flows from investing activities:
Additions to property, buildings and equipment	(42,962)	(40,636)
Proceeds from sale of property, buildings and equipment	1,573	602
Other – net	(89)	666
Net cash used in investing activities	(41,478)	(39,368)
Cash flows from financing activities:
Net (decrease) increase in short-term debt	(3,832)	1,651
Net (decrease) increase in long-term debt	(3,750)	3,252
Proceeds from stock options exercised	23,461	30,241
Excess tax benefits from stock-based compensation	12,650	18,185
Purchase of treasury stock	(69,797)	(61,757)
Cash dividends paid	(56,546)	(47,017)
Net cash used in financing activities	(97,814)	(55,445)
Exchange rate effect on cash and cash equivalents	(3,672)	(8,161)
Net change in cash and cash equivalents	33,453	3,264
Cash and cash equivalents at beginning of year	452,063	335,491
Cash and cash equivalents at end of period	$485,516	$338,755

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